EXHIBIT 22

List of Guarantor Subsidiaries

As of June 30, 2020, the following subsidiaries of Beazer Homes USA, Inc., a Delaware corporation (the “Company”), jointly and severally and fully and unconditionally, guaranteed the Company’s (i) 6 3/4% Senior Notes due 2025, (ii) 5 7/8% Senior Notes due 2027, and (iii) 7 1/4% Senior Notes due 2029:
Name of Guarantor Subsidiary	Jurisdiction of Incorporation
Beazer Clarksburg, LLC	Maryland
Beazer Gain, LLC	Delaware
Beazer General Services, Inc.	Delaware
Beazer Homes Holdings, LLC	Delaware
Beazer Homes Indiana Holdings Corp.	Delaware
Beazer Homes Indiana LLP	Indiana
Beazer Homes Investments, LLC	Delaware
Beazer Homes Sales, Inc.	Delaware
Beazer Homes Texas Holdings, Inc.	Delaware
Beazer Homes Texas, L.P.	Delaware
Beazer Homes, LLC	Delaware
Beazer Mortgage Corporation	Delaware
Beazer Realty Corp.	Georgia
Beazer Realty Los Angeles, Inc.	Delaware
Beazer Realty Services, LLC	Delaware
Beazer-Inspirada LLC	Delaware
BH Building Products, LP	Delaware
BH Procurement Services, LLC	Delaware
Clarksburg Arora LLC	Maryland
Clarksburg Skylark, LLC	Maryland
Dove Barrington Development LLC	Delaware
Elysian Heights Potomia, LLC	Virginia